PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 62 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                      Dated March 14, 1996; Rule 424(b)(3)

			   Morgan Stanley Group Inc.
		      GLOBAL MEDIUM-TERM NOTES, SERIES D
	  Senior Euro Fixed Rate Bearer Notes Due September 22, 1999

The Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Bearer Notes Due September 22, 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange Limited (the "London Stock Exchange").

The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:                        INITIAL REDEMPTION DATE:                 APPLICABILITY OF MODIFIED
  BFR 300,000,000                          N/A                                    PAYMENT UPON ACCELERATION:
										    N/A
MATURITY DATE:                           INITIAL REDEMPTION
  September 22, 1999                     PERCENTAGE:  N/A                         IF YES, STATE ISSUE PRICE:  N/A

DATE OF ISSUANCE AND                     ANNUAL REDEMPTION                        OPTIONAL REPAYMENT DATE(S):
SETTLEMENT DATE:                         PERCENTAGE REDUCTION:                      N/A
  March 22, 1996                           N/A
										  DENOMINATIONS:
INTEREST ACCRUAL DATE:                   INITIAL ACCRUAL PERIOD OID:                BFR 50,000,000
  March 22, 1996                           N/A
										  SPECIFIED CURRENCY:
TOTAL AMOUNT OF OID:                     INTEREST RATE:  5.50%                      Belgian Franc
  N/A                                     equivalent to a coupon of BFR
					  1,375,000 per Note, principal           CALCULATION AGENT:
ORIGINAL YIELD TO MATURITY:               amount BFR 50,000,000, on                 N/A
  N/A                                     September 22, 1996 and to a
					  coupon of BFR 2,750,000 per Note,       COMMON CODE:  6497519
ISSUE PRICE:                              principal amount BFR 50,000,000,
  100.125%                                on each successive Interest Payment     ISIN: XSOO64975195
					  Date
REDEMPTION PRICE:  100.00%
					 INTEREST PAYMENT DATES:
PAYING AGENT:                             The twenty-second day of September
  Chemical Bank N.A.                      in each year commencing
  (London Branch)                         September 22, 1996 and ending on
					  the Maturity Date

					 BUSINESS DAYS:
					  Brussels, London, New York

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

			   Morgan Stanley & Co.
			       International